Exhibit 10.1

TAX MATTERS AGREEMENT

DATED AS OF AUGUST 1, 2014

BY AND BETWEEN

AGILENT TECHNOLOGIES, INC.

AND

KEYSIGHT TECHNOLOGIES, INC.

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of August 1, 2014 by and among AGILENT TECHNOLOGIES, INC., a Delaware corporation (“Agilent”), for itself and on behalf of each member of the Agilent Group (as defined below), and KEYSIGHT TECHNOLOGIES, INC., a Delaware corporation and a wholly owned subsidiary of Agilent (“Keysight”), for itself and on behalf of each member of the Keysight Group (as defined below).

RECITALS

WHEREAS, the board of directors of Agilent has determined that it is in the best interests of Agilent and its shareholders to create a new publicly traded company to operate the Keysight Business;

WHEREAS, the board of directors of Agilent and the board of directors of Keysight have approved the transfer of the Keysight Assets to Keysight and its Affiliates and the assumption by Keysight and its Affiliates of the Keysight Liabilities, all as more fully described in the Separation and Distribution Agreement and other documents;

WHEREAS, the board of directors of Agilent has further approved the distribution to the holders of the issued and outstanding common shares, $0.01 par value, of Agilent (the “Agilent Common Shares”) as of the close of business on the Record Date, by means of a pro rata distribution, of issued and outstanding shares of the common stock, 0.01 par value, of Keysight (the “Keysight Common Stock”), on the basis of a number of shares of Keysight Common Stock to be determined by resolution of the Board of Directors of Agilent, for every one (1) Agilent Common Share (the “Distribution”);

WHEREAS, for U.S. federal income tax purposes, the transfer of the Keysight Assets and Keysight Liabilities to Keysight and the Distribution, taken together, are intended to qualify as a tax-free transaction pursuant to Sections 355(a) and 368(a)(1)(D) of the Code; and

WHEREAS, as a result of the Distribution, Keysight and its subsidiaries will cease to be members of the affiliated group (as that term is defined in Section 1504 of the Code) of which Agilent is the common parent (the “Deconsolidation”); and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of Liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1.                                          Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

(a)                                 “Accounting Cutoff Date” means, with respect to Keysight, any date as of the end of which there is a closing of the financial accounting records for such entity.

(b)                                 “Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by Keysight and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Keysight Business as conducted immediately prior to the Distribution or by Agilent and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Agilent Business as conducted immediately prior to the Distribution.

(c)                                  “Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax return claiming adjustment to the Taxes as reported on a Tax Return (including any adjustment described in Revenue Procedure 94-69, 1994-2 C.B. 804, or any successor revenue procedure or administrative practice) or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

(d)                                 “Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.  It is expressly agreed that, from and after the Deconsolidation Date, no member of the Keysight Group shall be deemed to be an Affiliate of any member of the Agilent Group, and no member of the Agilent Group shall be deemed to be an Affiliate of any member of the Keysight Group.

(e)                                  “Agilent” shall have the meaning provided in the first sentence of this Agreement.

(f)                                    “Agilent Affiliated Group” shall have the meaning provided in the definition of “Agilent Federal Consolidated Income Tax Return.”

(g)                                 “Agilent Disqualifying Action” shall have the meaning set forth in Section 7.04(b) of this Agreement.

(h)                                 “Agilent Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Agilent is the common parent (the “Agilent Affiliated Group”) and includes any United States federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Dako Holding USA, Inc. is or was the common parent.

(i)                                    “Agilent Full Taxpayer” means the assumption that the Agilent Group (a) is subject to the highest marginal regular statutory income Tax rate, (b) has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, (c) will not utilize any Agilent Tax Attribute other than a Tax Attribute arising from the adjustment at issue, and (d) is not subject to the alternative minimum tax.

(j)                                    “Agilent Group” means Agilent and its Affiliates, excluding any entity that is a member of the Keysight Group.

(k)                                  “Agilent Group Transaction Returns” shall have the meaning set forth in Section 4.05(b) of this Agreement.

(l)                                    “Agilent Separate Return” means any Separate Return of Agilent or any member of the Agilent Group.

(m)                               “Agilent State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that is required under the Code or applicable Tax Law to be filed by Agilent or its Affiliates and actually includes, by election or otherwise, one or more members of the Agilent Group together with one or more members of the Keysight Group.

(n)                                 “Agreement” shall have the meaning provided in the first sentence of this Agreement.

(o)                                 “Business Day” means a day (other than Saturday or Sunday) on which banks are generally open in the State of New York, USA for ordinary business.

(p)                                 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(q)                                 “Company” means Agilent or Keysight, as the context requires.

(r)                                   “Company Indemnifying Party” shall have the meaning set forth in Section 5.02(b) of this Agreement.

(s)                                   “Contribution” means the contribution of assets, by Agilent itself directly to Keysight itself pursuant to Section 2.1(a) of the Separation and Distribution Agreement.

(t)                                    “Controlling Party” shall have the meaning set forth in Section 10.02(c) of this Agreement.

(u)                                 “Deconsolidation” shall have the meaning provided in the Recitals.

(v)                                  “Deconsolidation Date” means the last date on which Keysight qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which Agilent is the common parent.

(w)                               “Distribution” shall have the meaning provided in the Recitals.

(x)                                  “DGCL” means the Delaware General Corporation Law.

(y)                                  “Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(z)                                   “Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

(aa)                          “Final Determination” means the final resolution of liability for Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by any audit assessment of taxes or other examination by any taxing authorities, proceeding or appeal of such proceedings relating to taxes whether administrative or judicial including proceedings related to competent authority determinations, or by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c)

by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

(bb)                          “Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(cc)                            “Governmental Requirements” means the requirements imposed by any Governmental Authority to withhold, deduct, collect or pay over to such Governmental Authority any Taxes as well as any documentary evidence or certificates required by such Governmental Authority to substantiate, reduce or eliminate the amount of Taxes required to be withheld, deducted or collected and paid over.

(dd)                          “Group” means the Agilent Group or the Keysight Group, or both, as the context requires.

(ee)                            “Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.

(ff)                                “Indemnitee” shall have the meaning set forth in Section 13.03 of this Agreement.

(gg)                          “Indemnitor” shall have the meaning set forth in Section 13.03 of this Agreement.

(hh)                          “IRS” means the United States Internal Revenue Service.

(ii)                                “Joint Tax Return” shall mean any Return of a member of the Agilent Group or the Keysight Group that is not a Separate Return (including, without limitation, any Agilent State Combined Income Tax Return and any Keysight State Combined Income Tax Return).

(jj)                                “Keysight” shall have the meaning provided in the first sentence of this Agreement.

(kk)                            “Keysight Board Certificate” shall have the meaning set forth in Section 7.02(e) of this Agreement.

(ll)                                “Keysight Capital Stock” means all classes or series of capital stock of Keysight, including (i) the Keysight Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Keysight for U.S. federal income tax purposes.

(mm)                      “Keysight Carried Item” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Keysight Group which may or must be carried from one Tax Period to another prior Tax Period, or carried from one Tax Period to another subsequent Tax Period, under the Code or other applicable Tax Law.

(nn)                          “Keysight Common Stock” has the meaning given to Keysight Common Stock in the Separation and Distribution Agreement.

(oo)                          “Keysight Disqualifying Action” shall have the meaning set forth in Section 7.04(a) of this Agreement.

(pp)                          “Keysight Federal Attribute” shall mean any Tax Attribute that is reported or shown, or is required to be reported or shown, on any Keysight Federal Consolidated Income Tax Return.

(qq)                          “Keysight Federal Consolidated Income Tax Return” shall mean any United States federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which Keysight is the common parent.

(rr)                              “Keysight Full Taxpayer” means the assumption that the Keysight Group (a) is subject to the highest marginal regular statutory income Tax rate that would be applicable to Keysight if it filed Tax Returns on a standalone basis, (b) has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, (c) will not utilize any Keysight Tax Attribute other than a Tax Attribute arising from the adjustment at issue, and (d) is not subject to the alternative minimum tax.

(ss)                              “Keysight Group” means Keysight and its Affiliates, as determined immediately after the Distribution.

(tt)                                “Keysight Group Attributes” shall mean all Keysight Federal Attributes and all Keysight State Attributes.

(uu)                          “Keysight Separate Return” means any Separate Return of Keysight or any member of the Keysight Group.

(vv)                            “Keysight State Attribute” shall mean any Tax Attribute that is reported or shown, or is required to be reported or shown, on any Keysight state Income Tax Return.

(ww)                      “Keysight State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that is required under the Code or applicable Tax Law to be filed by Keysight or its Affiliates and actually includes, by election or otherwise, one or more members of the Agilent Group together with one or more members of the Keysight Group.

(xx)                            “Non-Controlling Party” shall have the meaning set forth in Section 10.02(c) of this Agreement.

(yy)                            “Notified Action” shall have the meaning set forth in Section 7.03(a) of this Agreement.

(zz)                              “$150,000,000 Threshold” shall have the meaning set forth in Section 2.03(d).

(aaa)                   “Past Practices” shall have the meaning set forth in Section 4.05(a) of this Agreement.

(bbb)                   “Payor” shall have the meaning set forth in Section 5.02(a) of this Agreement.

(ccc)                      “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

(ddd)                   “Post-Deconsolidation Period” means any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

(eee)                      “Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

(fff)                            “Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney- client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

(ggg)                   “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, arrangement or substantial negotiations, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Keysight management or shareholders, is a hostile acquisition, or otherwise, as a result of which Keysight would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Keysight and/or one or more holders of outstanding shares of Keysight Capital Stock, a number of shares of Keysight Capital Stock that would, when combined with any other changes in ownership of Keysight Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of Keysight as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of Keysight as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Keysight of a shareholder rights plan or (B) issuances by Keysight that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the exchanging or non-exchanging shareholders, as applicable. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

(hhh)                   “Record Date” means the date determined by the board of directors of Agilent as the record date for the Distribution.

(iii)                            “Reorganization” means each and every transaction described in Schedule 2.1(a) of the Separation and Distribution Agreement, other than the Contribution and Distribution, as well as each and every other transaction included in any finalized step plans prepared by Baker & McKenzie LLP and that is contemplated as part of the separation of the Keysight Business from the Agilent Business.

(jjj)                            “Representation Letters” means the representation letters and any other materials (including, without limitation, the Ruling Request) delivered or deliverable by Agilent and others in connection with the rendering by Tax Advisors, and/or the issuance by the IRS, of the Tax Opinions/Rulings (including any representations made in connection with any finalized step plan prepared by Baker & McKenzie LLP that describes the proper Tax treatment of any Tax Item related to the Transactions).

(kkk)                      “Required Party” shall have the meaning set forth in Section 5.02(a) of this Agreement.

(lll)                            “Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

(mmm)             “Retention Date” shall have the meaning set forth in Section 9.01 of this Agreement.

(nnn)                   “Ruling” means any private letter ruling (and any supplemental private letter ruling, including without limitation, any Supplemental Ruling) issued by the IRS to Agilent in connection with the Transactions.

(ooo)                   “Ruling Documents” means the Ruling and the Ruling Request.

(ppp)                   “Ruling Request” means any letter filed by Agilent with the IRS requesting a ruling regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

(qqq)                   “Section 7.02(e) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

(rrr)                         “Separate Return” means (a) in the case of any Tax Return of any member of the Keysight Group, any such Tax Return that does not include any member of the Agilent Group or any Tax Item of any member of the Agilent Group and (b) in the case of any Tax Return of any member of the Agilent Group, any such Tax Return that does not include any member of the Keysight Group or any Tax Item of any member of the Keysight Group.

(sss)                         “Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and among Agilent and Keysight dated as of August 1, 2014.

(ttt)                            “Separation Date” means the effective date of this Agreement.

(uuu)                   “Separation Period” means the period that begins on the Separation Date and ends on the Deconsolidation Date.

(vvv)                      “State Income Tax” means any Tax imposed by any State of the United States or the District of Columbia or by any political subdivision of any such State or the District of Columbia which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(www)             “Straddle Period” means any Tax Period that begins on or before and ends after the Deconsolidation Date.

(xxx)                      “Supplemental Ruling” means any ruling issued by the IRS in connection with the spin-off other than a ruling in response to Agilent’s initial request for a private letter ruling.

(yyy)                      “Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof (whether federal, state, local or foreign), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(zzz)                         “Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, the minimum tax credit, or any other Tax Item that could reduce a Tax.

(aaaa)            “Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision (whether federal, state, local or foreign) thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

(bbbb)            “Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments  (determined on a “with and without” basis assuming the Keysight Group or Agilent Group, as the case may be, is a Keysight Full Taxpayer or an Agilent Full Taxpayer, respectively).

(cccc)                “Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund) and includes any voluntary disclosure request or agreement, any competent authority request or proceeding, and any other proceeding as a result of which any redetermination of Taxes may be proposed or agreed.

(dddd)            “Tax Control” means the definition of “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

(eeee)                “Tax Dispute” shall have the meaning set forth in Section 14 of this Agreement.

(ffff)                        “Tax-Free Status” means (i) the qualification of the Contribution and Distribution, taken together, each (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) as a transaction in which Agilent, Keysight, and the shareholders of Agilent recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code (except with respect to fractional shares), and (ii) the qualification of any other transaction contemplated by the Reorganization to be free from Tax, whether U.S. federal, state or local or foreign Tax, but only to the extent such transaction was intended by the parties to be free from such Tax as described in the Tax Opinions/Rulings.  Such term does not include, in the case of Agilent and Keysight, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

(gggg)            “Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

(hhhh)            “Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

(iiii)                        “Tax Opinions/Rulings” means the opinion or opinions of Baker & McKenzie LLP deliverable to Agilent in connection with the Transactions (including any finalized step plans prepared by Baker & McKenzie LLP that describe the proper Tax treatment of the Tax Items related to the Transactions) and/or the Ruling or Rulings.

(jjjj)                        “Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

(kkkk)                “Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

(llll)                        “Tax-Related Losses” means (i) all federal, state, local and foreign Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Agilent (or any Agilent Affiliate) or Keysight (or any Keysight Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of any of the Transactions to have Tax-Free Status.

(mmmm)    “Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document (including, without limitation, any documentation related to transfer pricing) required to be filed or submitted upon request under the Code or other Tax Law with or to any Tax Authority, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

(nnnn)            “Third Party Indemnifying Party” shall have the meaning set forth in Section 5.02(b) of this Agreement.

(oooo)            “Transactions” means the Contribution, the Distribution and all other transactions contemplated by the Reorganization.

(pppp)            “Transaction Documents” shall have the meaning set forth in the Separation and Distribution Agreement.

(qqqq)            “Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

(rrrr)                    “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Agilent (such acceptance not to be unreasonably withheld), on which Agilent may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Contribution and Distribution, taken together, as well as any transaction contemplated by the Reorganization, would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2.                                          Allocation of Tax Liabilities.

Section 2.01                            In General.

(a)                                 Agilent Liability.  Agilent shall be liable for, and shall indemnify and hold harmless the Keysight Group from and against any liability for, Taxes which are allocated to the Agilent Group under this Section 2.

(b)                                 Keysight Liability. Keysight shall be liable for, and shall indemnify and hold harmless the Agilent Group from and against any liability for, Taxes which are allocated to the Keysight Group under this Section 2.

(c)                                  Affiliates.  For avoidance of doubt, for purposes of this Section 2, (i) an Affiliate of Agilent that will not be an Affiliate of Agilent immediately after the Distribution shall not be treated as an Affiliate of Agilent immediately after the Separation Date, but instead as an Affiliate of Keysight, during the Separation Period, and (ii) an Affiliate of Keysight that will not be an Affiliate of Keysight immediately after the Distribution shall not be treated as an Affiliate of Keysight immediately after the Separation Date, but instead as an Affiliate of Agilent, during the Separation Period; provided, however, that Keysight Technologies (International) India Private Limited shall continue to be considered an Affiliate of Agilent until such time as the relevant Keysight Assets are transferred to it and the relevant Keysight Liabilities are assumed by it.

Section 2.02                            Allocation of Taxes. Except as provided in Section 2.03, all Taxes shall be allocated as follows:

(a)                                 Agilent Liability. For Tax Periods ending before, on, or after the Deconsolidation Date, Agilent and its Affiliates shall be responsible for any and all Taxes shown on any Tax Return which Agilent and its Affiliates are required, or reasonably determine they are required to file, under the Code or applicable Tax Law.

(b)                                 Keysight Liability. For Tax Periods ending before, on, or after the Deconsolidation Date, Keysight and its Affiliates shall be responsible for any and all Taxes shown on any Tax Return which Keysight and its Affiliates are required, or reasonably determine they are required to file, under the Code or applicable Tax Law.

Section 2.03                            Exceptions and Other Rules.

(a)                                 Keysight Liability. Keysight shall be liable for, and shall indemnify and hold harmless the Agilent Group from and against any liability for:

(i)                                     any Tax resulting from a breach by Keysight of any covenant in this Agreement, the Separation and Distribution Agreement or any other Transaction Documents; and

(ii)                                  any Tax-Related Losses for which Keysight is responsible pursuant to Section 7.04 of this Agreement.

in the case of each of (i) and (ii), such amounts to be calculated on the basis that each member of the Agilent Group is an Agilent Full Taxpayer.

(b)                                 Agilent Liability. Agilent shall be liable for, and shall indemnify and hold harmless the Keysight Group from and against any liability for:

(i)                                     Any Taxes (other than Taxes described in Section 2.03(a)) imposed by any Tax Authority on any member of the Agilent Group or the Keysight Group solely on the transfer of the Keysight Assets to Keysight and its Affiliates and the assumption by Keysight and its Affiliates of the Keysight Liabilities; for avoidance of doubt, any Taxes arising from the failure of a Transaction to qualify for Tax-Free Status (other than through the application of Section 7.04(c)) shall count toward the $150,000,000 Threshold in Section 2.03(d).;

(ii)                                  any Tax-Related Losses for which Agilent is responsible pursuant to Section 7.04 of this Agreement. and

(iii)                               any Tax resulting from a breach by Agilent of any covenant in this Agreement, the Separation and Distribution Agreement or any other Transaction Documents.

in the case of each of (i), (ii) and (iii), such amounts to be calculated on the basis that each member of the Keysight Group is a Keysight Full Taxpayer.

(c)                                  Additional Restrictions. Keysight agrees to make commercially reasonable efforts not to take any action after the Deconsolidation Date (provided, however, that in the case of a Separate Return, then after the Separation Date) that would adversely impact the tax liability of Agilent on or prior to the Deconsolidation Date. Agilent agrees to make commercially reasonable efforts not to take any action after the Deconsolidation Date  (provided, however, that in the case of a Separate Return, then after the Separation Date) that would adversely impact the tax liability of Keysight on or prior to the Deconsolidation Date.  For avoidance of doubt, such actions include, but are not limited to, any action or failure to act that would cause the recognition, recapture or recharacterization of gain or income pursuant to any agreement with, or ruling by, any Tax Authority or pursuant to any provision of the Code or applicable Tax Law.

(d)                                 Sharing of Liability for Certain Taxes.  Notwithstanding any provision in this Agreement or the Separation and Distribution Agreement to the contrary (other than Section 2.03(a) and Section 2.03(b) of this Agreement), if a Final Determination results in an increase in the amount of Taxes due with respect to any Tax Period ending on or before the Deconsolidation Date for which Agilent is liable, including any Taxes arising from the failure of a Transaction to qualify for Tax-Free Status, Agilent shall be liable for sixty-five percent (65%) of such Taxes and Keysight shall be liable for thirty-five percent (35%) of such Taxes; provided, however, that Keysight shall not be liable for its share of any such Taxes unless and until the amount of such Taxes exceeds, in the aggregate, one hundred and fifty million dollars ($150,000,000), exclusive of any increase in Taxes as a result of an Adjustment Request, in which case Keysight shall be liable for its share of Taxes only with respect such excess (the “$150,000,000 Threshold”); provided, further, however, that each party shall be solely liable for any Tax-Related Losses for which it is responsible pursuant to Section 7.04 of this Agreement (for avoidance of doubt, excluding Section 7.04(c)(i) thereof) and the Taxes giving rise to such Tax-Related Losses shall not be taken into account in determining whether the $150,000,000 Threshold has been met or exceeded under this Section 2.03(d) (even if reflected in an Adjustment Request). Agilent shall notify Keysight within thirty (30) days after each of one-third (1/3) of the $150,000,000 Threshold has been met, after two-thirds (2/3) of the $150,000,000 Threshold has been met, and after the $150,000,000 Threshold has been met or exceeded; provided, however, that the failure to provide any such notifications by Agilent shall not relieve Keysight of any liability of Taxes hereunder.  The $150,000,000 Threshold shall be increased by (i) 35% of any Tax refund (and any interest thereon) received by Agilent or any member of the Agilent Group from any Tax Authority attributable to any Tax period that includes the

Deconsolidation Date (ii) the amount of any other Tax Benefit (other than a Tax Refund) to the Agilent Group resulting from the use of any Keysight Group Attributes by Agilent or any member of the Agilent Group in any Tax period ending on, before or after the Deconsolidation Date, but only if such Keysight Group Attributes arose in a Tax period ending on or before the Deconsolidation Date.  Notwithstanding any provision in this Agreement to the contrary, any Taxes arising or resulting from, or incurred as a result of, any acquisition, or post-acquisition integration, of any Person by Agilent prior to the Deconsolidation Date where the fair market value of the consideration paid for such acquisition equaled or exceeded, or will equal or exceed, one billion dollars ($1,000,000,000) will not be taken into account for any purpose of this Section 2.03(d) and such Taxes will be borne solely by Agilent.

(e)                                  Except as provided in Section 7.04 and Section 2.03, any liability for Taxes which is asserted by any Tax Authority after the Deconsolidation Date shall be the sole responsibility of the party against which such liability is asserted notwithstanding the fact that such Tax Authority asserts that such liability relates to any Tax Period ending on or before the Deconsolidation Date.

Section 3.                                          Proration of Tax Items.

(a)                                 General Method of Proration. For Income Tax Purposes, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) or corresponding principles of any Income Tax Law as reasonably interpreted and applied by Agilent. If the Deconsolidation Date is not an Accounting Cutoff Date (and provided an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) is not made), the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Deconsolidation Date. Agilent shall be permitted to make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) (relating to ratable allocation of a year’s items).

(b)                                 Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre- Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods.

Section 4.                                          Preparation and Filing of Tax Returns.

Section 4.01                            General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law.

Section 4.02                            Agilent’s Responsibility. Agilent has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)                                 Agilent Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Deconsolidation Date;

(b)                                 Agilent State Combined Income Tax Returns and any other Joint Tax Returns which Agilent reasonably determines (subject to Section 4.04) are required to be filed, under the Code or applicable Tax Law, by Agilent or any of its Affiliates for Tax Periods ending on, before or after the Deconsolidation Date; provided, however, that Agilent shall use commercially reasonable efforts to provide written notice to Keysight of such determination to file a Agilent State Combined Income Tax

Return or other Joint Tax Return if such a Tax Return has never for such type of Tax in such jurisdiction been filed in a prior Tax Period; and

(c)                                  Agilent Separate Returns which Agilent reasonably determines (subject to Section 4.04) are required to be filed by the Company or any of its Affiliates for Tax Periods ending on, before or after the Deconsolidation Date.

Section 4.03                            Keysight’s Responsibility. Keysight has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)                                 Keysight Federal Consolidated Income Tax Returns for any Tax Periods ending after the Deconsolidation Date;

(b)                                 Keysight State Combined Income Tax Returns and any other Joint Tax Returns which Keysight reasonably determines (subject to Section 4.04) are required, under the Code or applicable Tax Law, to be filed by Keysight or any of its Affiliates for Tax Periods ending during the Separation Period or after the Deconsolidation Date; provided, however, that Keysight shall use commercially reasonable efforts to provide written notice to Agilent of such determination to file a Keysight State Combined Income Tax Return or other Joint Tax Return if such a Tax Return has never for such type of Tax in such jurisdiction been filed in a prior Tax Period; and

(c)                                  Keysight Separate Returns which Keysight reasonably determines (subject to Section 4.04) are required to be filed by Keysight or any of its Affiliates for Tax Periods ending during the Separation Period or after the Deconsolidation Date.

Section 4.04                            Cooperation. Agilent and Keysight shall cooperate in determining which of them or their respective Affiliates is required to file any Joint Tax Return or Separate Return under the Code or applicable Tax Law.   No later than ninety (90) days following the Deconsolidation Date, Agilent and Keysight agree to cooperate in developing a list of such Tax Returns, including identification of which party is required to (a) prepare and (b) file such Tax Returns.  The Companies shall provide, and shall cause their Affiliates to provide assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 8.  Any failure to so assist or cooperate pursuant to this Section 4 shall be resolved pursuant to the disagreement provisions of Section 14.  Keysight shall provide to Agilent such powers of attorney as may be necessary or expedient to allow Agilent to prepare and submit any Tax Return that Agilent is required to prepare and file under Section 4.  Agilent shall provide to Keysight such powers of attorney as may be necessary or expedient to allow Keysight to prepare and submit any Tax Return that Keysight is required to prepare and file under Section 4.

Section 4.05                            Tax Accounting Practices.

(a)                                 General Rule. Subject to Section 2.03(c), with respect to any Tax Return that Keysight has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Deconsolidation Period or any Straddle Period, except as provided in Section 4.05(b) such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices or unless there is no adverse effect to Agilent), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices or there is no adverse effect to Agilent), in accordance with reasonable Tax accounting practices selected by Keysight. Except as provided in Section 4.05(b), Agilent shall prepare any Tax Return which it has the obligation and right to prepare and file, or reasonably determined it has the obligation and right to prepare and file, under Section 4.02, in accordance with reasonable Tax accounting practices selected by Agilent subject to the restrictions contained in Section 2.03(c).

(b)                                 Reporting of Transactions. The Tax treatment reported on any Tax Return relating to the Transactions shall be consistent with the treatment thereof in the Ruling Requests and the Tax Opinions/Rulings, unless there is no reasonable basis for such Tax treatment. The Tax treatment reported on any Tax Return for which Keysight is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by Agilent or any member of the Agilent Group or caused to be filed by Agilent, in each case with respect to periods prior to the Deconsolidation Date or with respect to Straddle Periods (“Agilent Group Transaction Returns”), unless there is no reasonable basis for such Tax treatment. To the extent there is a Tax treatment relating to the Transactions which is not covered by the Ruling Requests, the Tax Opinions/Rulings or Agilent Group Transaction Returns, the Companies shall agree on the Tax treatment to be reported on any Tax Return. For this purpose, the Tax treatment shall be determined by the Responsible Company with respect to such Tax Return and shall be agreed to by the other Company unless either (i) there is no reasonable basis for such Tax treatment, or (ii) such Tax treatment is inconsistent with the Tax treatment contemplated in the Ruling Requests, the Tax Opinions/Rulings and/or the Agilent Group Transaction Returns. Such Tax Return shall be submitted for review pursuant to Section 4.06, and any dispute regarding such proper Tax treatment shall be referred for resolution pursuant to Section 14, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the Tax Return.  In the event any dispute regarding such proper Tax treatment is not resolved in advance of the filing date of such Tax Return, the Responsible Company shall file such Tax Return by such filing date on the basis of its determination of the proper Tax treatment and the Responsible Company agrees to file an amended Tax Return if and when a materially different Tax treatment is finally resolved pursuant to Section 14.

(c)                                  Bonus Depreciation. If Agilent elects to take bonus depreciation under Section 168(k) of the Code for the Agilent Federal Consolidated Income Tax Return for its tax year ending October 31st, 2014, Keysight shall agree to elect such bonus depreciation for the Keysight Federal Consolidated Income Tax Return for the same tax year and the following tax year.

Section 4.06                            Right to Review Tax Returns. The Responsible Company with respect to any Tax Return shall make such Tax Return and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to be liable, (ii) such Tax Return relates to Taxes and the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph at least fifteen (15) days prior to the due date for filing of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return; provided, however, that the Responsible Company shall keep the other Company reasonably informed of the proposed treatment of any material Tax Items that are expected to have a Tax effect described in the first sentence of this Section 4.06 on the other Company and that are to be reported or shown on such Tax Returns within six (6) months after the close of the Tax period to which such Tax Returns relate.

Section 4.07                            Keysight Carrybacks, Carryforwards and Claims for Refund. Keysight hereby agrees that Agilent shall be entitled to determine in its sole discretion whether (x) any Adjustment Request with respect to any Joint Tax Return shall be filed to claim in any Pre- Deconsolidation Period any Keysight Carried Item, (y) any available elections shall be made to waive the right to claim in any Pre-Deconsolidation Period with respect to any Joint Tax Return any Keysight Carried Item, and whether any affirmative election shall be made to claim any such Keysight Carried Item.

Section 4.08                            Apportionment of Earnings and Profits and Tax Attributes. Agilent shall in good faith advise Keysight as soon as reasonably practicable after the Distribution (and in any event no later than six (6) months after the close of the Tax period in which the Distribution occurs) in writing of the portion, if any, of any earnings and profits, Tax Attribute, overall foreign loss or other consolidated, combined or unitary attribute which Agilent determines shall be allocated or apportioned to the Keysight Group under applicable Tax law. Keysight and all members of the Keysight Group shall prepare all Tax Returns in accordance with such written notice. In the event of an adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other consolidated, combined or unitary attribute determined by Agilent, Agilent shall promptly notify Keysight in writing of such adjustment. For avoidance of doubt, Agilent shall not be liable to Keysight or any member of the Keysight Group for any failure of any determination under this Section 4.08 to be accurate under applicable Tax Law and regulations, provided such determination was made after reasonable investigation and was completed in good faith.

Section 5.                                          Tax Payments.

Section 5.01                            Payment of Separate Company Taxes. Each Company (or their respective Affiliates) shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes shown as due on any Tax Return it is required to file under Section 4 of this Agreement.

Section 5.02                            Indemnification Payments.

(a)                                 If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within ten (10) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.

(b)                                 If any Company (the “Third Party Indemnifying Party”) is required under the terms of an agreement to which it is a party (or with respect to which it has agreed to guarantee the obligations thereunder) to pay to a third party (other than the other Company) a Tax that another Company (the “Company Indemnifying Party”) is liable for under this Agreement, the Company Indemnifying Party shall reimburse the Third Party Indemnifying Party within ten (10) Business Days of delivery by the Third Party Indemnifying Party to the Company Indemnifying Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.

(c)                                  All indemnification payments under this Agreement shall be made by Agilent directly to Keysight and by Keysight directly to Agilent; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Agilent Group, on the one hand, may make such indemnification payment to any member of the Keysight Group, on the other hand, and vice versa.

Section 6.                                          Tax Benefits.

Section 6.01                            Tax Benefits.

(a)                                 Agilent shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes received by any member of the Agilent Group or the Keysight Group, other than any refund to which Keysight is entitled pursuant to Section 6.01(b). Keysight shall not be entitled to any refund (or any interest thereon received from the applicable Tax Authority), except as set forth in Section 6.01(b). A Company receiving a refund to which another Company is entitled hereunder shall pay over such refund to such other Company within ten (10) Business Days after such refund is received.

(b)                                 Keysight and its Affiliates shall be entitled to retain any refund of Taxes (and any interest thereon) received from an applicable Tax Authority after the Separation Date and to which any member of the Keysight Group is entitled under applicable Tax Law.

(c)                                  Without prejudice to the provisos set forth in Sections 2.02 and 2.03, and except as set forth in this Section 6.01, Keysight shall also be entitled to receive payment from Agilent in respect of any Keysight Group Attributes which are utilized by Agilent or any member of the Agilent Group in any Tax period ending on, before or after the Deconsolidation Date to the extent the use of such Keysight Group Attributes result in a Tax Benefit to the Agilent Group, determined after the use of such Keysight Group Attributes in accordance with applicable Tax Law, but only if such Keysight Group Attributes arose in a Tax period of the Keysight Group ending after the Deconsolidation Date.

(d)                                 No later than ten (10) Business Days following the filing of any Tax Return in connection with which Agilent or any member of the Agilent Group utilizes a Keysight Group Attribute as described in Section 6.01(c), Agilent shall provide Keysight with a written calculation of the amount the Tax Benefit payable to Keysight by Agilent pursuant to this Section 6. In the event that Keysight disagrees with any such calculation described in this Section 6.01(d), Keysight shall so notify Agilent in writing within thirty (30) days of receiving the written calculation set forth above in this Section 6.01(d). Agilent and Keysight shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under Section 6.01(c) shall be determined in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.

Section 6.02                            Agilent and Keysight Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a)                                 Except as required by applicable Tax Law or otherwise agreed to by the parties, solely the member of the Group by which the relevant individual is currently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in the Employee Matters Agreement, or, if such individual is not currently employed at such time by a member of the Group, the member of the Group by which the relevant individual was most recently employed, shall be entitled to claim, in a Post-Deconsolidation Period, any Income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.

(b)                                 With respect to the withholding and reporting responsibilities (including withholding taxes, remitting and W-2 or equivalent reporting), a party shall promptly notify the other party of any exercises or other taxable events by such notifying parties’ employees or directors that would result in a related deduction belonging to the other party, and unless otherwise required by applicable laws or otherwise agreed upon by the parties, in all events, the party entitled to the Income Tax deduction such party entitled to the deduction shall be responsible for the reporting and withholding obligations pertaining to such Income Tax deduction.

Section 7.                                          Tax-Free Status.

Section 7.01                            Tax Opinions/Rulings and Representation Letters. Each of Keysight and Agilent hereby represents and agrees that (A) it has examined the Tax Opinions/Rulings and the

Representation Letters prior to the date hereof and (B) subject to any qualifications therein, all facts contained in such Tax Opinions/Rulings or Representation Letters that concern or relate to such Company or any member of its Group is and, to the extent such facts relate to future events or circumstances, will be, true, correct and complete.

Section 7.02                            Restrictions on Agilent and Keysight.

(a)                                 Each of Agilent and Keysight agrees that it will not take or fail to take, or permit any of its respective Affiliates to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letter or Tax Opinion/Ruling.  Each of Agilent and Keysight agrees that it will not take or fail to take, or permit any of its respective Affiliates to take or fail to take, any action (including any transactions with third parties) which (individually or in the aggregate) prevents or could reasonably be expected to prevent the Tax-Free Status of any of the Transactions, including, in the case of Keysight, issuing any Keysight Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

(b)                                 During the period from the date hereof until the completion of the Distribution, Keysight shall not take any action (including the issuance of Keysight Capital Stock) or permit any Keysight Affiliate directly or indirectly controlled by Keysight to take any action if, as a result of taking such action, Keysight could have a number of shares of Keysight Capital Stock (computed on a fully diluted basis or otherwise) issued and outstanding, including by way of the exercise of stock options (whether or not such stock options are currently exercisable) or the issuance of restricted stock, that could cause Agilent to cease to have Tax Control of Keysight.

(c)                                  Each of Agilent and Keysight agree that, from the date hereof until the first day after the two-year anniversary of the Deconsolidation Date, it and each of its Affiliates will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, in each case, taking into account Section 355(b)(3) of the Code.

(d)                                 Keysight agrees that, from the date hereof until the first day after the two-year anniversary of the Deconsolidation Date, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent Keysight has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (c) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Keysight’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Keysight pursuant to the Contribution or sell or transfer 60% or more of the gross assets of the Active Trade or Business or 60% or more of the consolidated gross assets of Keysight and its Affiliates (such percentages to be measured based on fair market value as of the Deconsolidation Date), (iv) redeem or otherwise repurchase (directly or through a Keysight Affiliate) any Keysight stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48, 2003-2 C.B. 86), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Keysight Capital

Stock (including, without limitation, through the conversion of one class of Keysight Capital Stock into another class of Keysight Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Keysight, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Keysight shall have requested that Agilent obtain a Ruling in accordance with Section 7.03(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Agilent shall have received such a Ruling in form and substance satisfactory to Agilent in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether a Ruling is satisfactory, Agilent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), or (B) Keysight shall provide Agilent with an Unqualified Tax Opinion in form and substance satisfactory to Agilent in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, Agilent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Agilent may determine that no opinion would be acceptable to Agilent) or (C) Agilent shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(e)                                  If Keysight proposes to enter into any Section 7.02(e) Acquisition Transaction or, to the extent Keysight has the right to prohibit any Section 7.02(e) Acquisition Transaction, proposes to permit any Section 7.02(e) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Deconsolidation Date, Keysight shall provide Agilent, no later than ten (10) days following the signing of any written agreement with respect to the Section 7.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of Keysight Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of Keysight to the effect that the Section 7.02(e) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(d) apply (a “Keysight Board Certificate”).

(f)                                    Distributions by Foreign Keysight Subsidiaries. Until January 1, 2015, Keysight shall neither cause nor permit any foreign subsidiary of Keysight to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including, without limitation, pursuant to Sections 302, 304, 964(e) or 1248 of the Code) without obtaining the prior written consent of Agilent (such prior written consent not to be unreasonably withheld).  Should the Reorganization be delayed for any reason, the parties shall adjust the date in the immediately preceding sentence to reasonably reflect such delay.

Section 7.03                            Procedures Regarding Opinions and Rulings.

(a)                                 If Keysight notifies Agilent that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(d) (a “Notified Action”), Agilent and Keysight shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 7.02(d), unless Agilent shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b)                                 Rulings or Unqualified Tax Opinions at Keysight’s Request. Agilent agrees that at the reasonable request of Keysight pursuant to Section 7.02(d), Agilent shall cooperate with Keysight and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Keysight to take the Notified Action. Further, in no event shall Agilent be required to file any Ruling Request under this Section 7.03(b) unless Keysight represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the Keysight Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Keysight shall reimburse Agilent for all reasonable costs and expenses incurred by the Agilent Group in obtaining a Ruling or Unqualified Tax Opinion requested by Keysight within ten (10) Business Days after receiving an invoice from Agilent therefor.

(c)                                  Rulings or Unqualified Tax Opinions at Agilent’s Request. Agilent shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Agilent determines to obtain a Ruling or an Unqualified Tax Opinion, Keysight shall (and shall cause each Affiliate of Keysight to) cooperate with Agilent and take any and all actions reasonably requested by Agilent in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Keysight shall not be required to make (or cause any Affiliate of Keysight to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Except as provided in Section 7.03(b), Agilent shall bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by Agilent.  Agilent shall reimburse Keysight for all reasonable costs and expenses incurred by the Keysight Group in obtaining a Ruling or Unqualified Tax Opinion requested by Agilent within ten (10) Business Days after receiving an invoice from Keysight therefor.

(d)                                 Keysight hereby agrees that Agilent shall have sole and exclusive control over the process of obtaining any Ruling, and that only Agilent shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 7.03(b), (A) Agilent shall keep Keysight informed in a timely manner of all material actions taken or proposed to be taken by Agilent in connection therewith; (B) Agilent shall (1) reasonably in advance of the submission of any Ruling Request documents provide Keysight with a draft copy thereof, (2) reasonably consider Keysight’s comments on such draft copy, and (3) provide Keysight with a final copy; and (C) Agilent shall provide Keysight with notice reasonably in advance of, and Keysight shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Keysight nor any Keysight Affiliate directly or indirectly controlled by Keysight shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions (including the impact of any transaction on the Transactions).

Section 7.04                            Liability for Tax-Related Losses.

(a)                                 Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, Keysight shall be responsible for, and shall indemnify and hold harmless Agilent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the direct or indirect acquisition (other than pursuant to the Reorganization, the Contribution, or the Distribution) of all or a portion of Keysight’s stock and/or its or its Affiliates’ stock or assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Keysight with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Keysight or any of its Affiliates representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Keysight after the Distribution (including, without limitation, any amendment to Keysight’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise)

affecting the voting rights of Keysight stock (including, without limitation, through the conversion of one class of Keysight Capital Stock into another class of Keysight Capital Stock), (D) any act or failure to act by Keysight or any Keysight Affiliate described in Section 7.02 (regardless whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 7.02(d), a Keysight Board Certificate described in Section 7.02(e) or a consent described in Section 7.02(f)) or (E) any breach by Keysight of its agreement and representation set forth in Section 7.01 (collectively, a “Keysight Disqualifying Action”).

(b)                                 Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, Agilent shall be responsible for, and shall indemnify and hold harmless Keysight and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the direct or indirect acquisition of all or a portion of Agilent’s stock and/or its or its Affiliates’ stock or assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Agilent with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Agilent or any of its Affiliates representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by Agilent or any Agilent Affiliate described in Section 7.02 or (D) any breach by Agilent of its agreement and representation set forth in Section 7.01 (collectively, an “Agilent Disqualifying Action”).

(c)                                  Keysight and Agilent Disqualifying Actions.

(i)                                     If a Tax-Related Loss is attributable to both a Keysight Disqualifying Action and an Agilent Disqualifying Action, then the Parties shall share such Tax-Related Loss as if it were an increase in Taxes described in Section 2.03(d) of this Agreement.

(ii)                                  Notwithstanding the foregoing, if such Tax-Related Loss is attributable to both a Keysight Disqualifying Action and an Agilent Disqualifying Action, then (x) Keysight shall be solely responsible for such Tax-Related Loss if the Keysight Disqualifying Action occurs prior to the Agilent Disqualifying Action and (y) Agilent shall be solely responsible for such Tax-Related Loss if the Agilent Disqualifying Action occurs prior to the Keysight Disqualifying Action.

(d)                                 Keysight shall pay Agilent the amount of any Tax-Related Losses for which Keysight is responsible under this Section 7.04 (calculated on the basis that Agilent is a Agilent Full Taxpayer): (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than ten (10) Business Days after receipt by Keysight of notice of the settlement, Final Determination, judgment or other action imposing the Taxes described in such clause (i) with respect to the Tax Return for the year of the Transactions, as applicable and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than ten (10) Business Days after the date on which Keysight receives notice from Agilent evidencing Agilent’s payment of such Tax- Related Losses.

(e)                                  Agilent shall pay Keysight the amount of any Tax-Related Losses for which Agilent is responsible under this Section 7.04 (calculated on the basis that Keysight is a Keysight Full Taxpayer): (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than ten (10) Business Days after receipt by Agilent of notice of the settlement, Final Determination, judgment or other action imposing the Taxes described in such clause (i) with respect to the Tax Return for the year of the Transactions, as applicable and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than ten (10) Business Days after the date on which Agilent receives notice from Keysight evidencing Keysight’s payment of such Tax- Related Losses.

Section 8.                                          Assistance and Cooperation.

Section 8.01                            Assistance and Cooperation.

(a)                                 The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of any Tax Return and any Tax Items reported or shown thereon, (ii) determining the amount of any Tax Items and the amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9 (including, for the avoidance of doubt, the amount of any Tax Items reasonably necessary to permit the parties to calculate the credit described in Section 41 of the Code). Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b)                                 Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Agilent nor any Agilent Affiliate shall be required to provide Keysight or any Keysight Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to Keysight, the business or assets of Keysight or any Keysight Affiliate and (ii) in no event shall Agilent or any Agilent Affiliate be required to provide Keysight, any Keysight Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Agilent determines that the provision of any information to Keysight or any Keysight Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence.

Section 8.02                            Income Tax Return Information.

(a)                                 Keysight and Agilent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Agilent or Keysight pursuant to Section 8.01 or this Section 8.02. Keysight and Agilent acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Agilent or Keysight could cause irreparable harm.

(b)                                 Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 9.                                          Tax Records.

Section 9.01                            Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Deconsolidation Periods, and Agilent shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon ninety (90) days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon ninety (90) days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, Keysight determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then Keysight may decommission or discontinue such program or system upon ninety (90) days’ prior notice to Agilent and Agilent shall have the opportunity, at its cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 9.02                            Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 10.                                   Tax Contests.

Section 10.01                     Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder, provided, however, that the indemnifying Company shall not be relieved of its obligations hereunder by reason of any failure by the indemnified Company to so notify except to the extent such failure materially prejudices the indemnifying Company. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

Section 10.02                     Control of Tax Contests.

(a)                                 Separate Company Taxes.

(i)                                     In the case of any Tax Contest with respect to any Separate Return relating to Income Taxes for Tax Periods beginning prior to the Separation Period, Agilent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(c) and (d) below. For avoidance of doubt, each party and its Affiliates shall bear their own costs and expenses incurred in connection with any Tax Contest with respect to any Separate Return described in this Section 10.02(a)(i).

(ii)                                  In the case of any Tax Contest with respect to any Separate Return (other than a Separate Return that is subject to Section 10.02(a)(i)), if any, the Company having liability for the Tax pursuant to this Agreement shall have exclusive control over the Tax Contest including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(c) and (d) below.

(b)                                 Joint Tax Returns and Certain Other Returns. In the case of any Tax Contest with respect to any Agilent Federal Consolidated Income Tax Return or Agilent State Combined Income Tax Return, Agilent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(c) and (d) below.

(c)                                  Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non- Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non- Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 10.02(a) or (b), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company.

(d)                                 Tax Contest Participation. Unless waived by the parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to request to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the

Controlling Party under this Agreement. Such right to attend will be limited to two representatives of the Non-Controlling Party who may observe, but not participate, in such hearings or proceedings.  The failure of the Controlling Party to provide any notice specified in this Section 10.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e)                                  Power of Attorney. Each member of the Keysight Group shall execute and deliver to Agilent (or such member of the Agilent Group as Agilent shall designate) any power of attorney or other similar document reasonably requested by Agilent (or such designee) in connection with any Tax Contest (as to which Agilent is the Controlling Party) described in this Section 10.

Section 11.                                   Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof, (i) all prior intercompany Tax allocation agreements or arrangements shall be terminated, and (ii) amounts due under or contemplated by such agreements or arrangements as of the date hereof shall be settled (in whatever manner the Parties so agree) as of the date hereof. Upon such termination and settlement, no further payments by or to Agilent or by or to Keysight, with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements or arrangements shall be disregarded for purposes of computing amounts due under this Agreement.

Section 12.                                   Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limit

Section 13.                                   Payments; Tax Gross Up.

Section 13.01                     Treatment of Tax Indemnity and Tax Benefit Payments. For all Tax purposes, Agilent and Keysight and their respective Affiliates agree to report  any payment required by this Agreement (other than payments with respect to interest accruing after the Deconsolidation Date) as either a contribution by Agilent to Keysight or a distribution by Keysight to Agilent, as the case may be, occurring immediately prior to the Deconsolidation Date or as a payment of an assumed or retained Liability except as otherwise required by applicable Law.

Section 13.02                     Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported pursuant to Section 13.01, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable as a Full Taxpayer with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 13.03                     Interest Under This Agreement. Any payment required under this Agreement by a Company that is not paid within the time prescribed for such payment herein shall bear interest at a rate equal to the applicable Federal short-term rate (as defined in Section 1274(d)(1) of the Code) from the due date thereof until the date of the receipt of payment by the other Company.  Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 2 to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 14.                                   Disagreements. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Tax Dispute”) between any member of the Agilent Group and any member of the Keysight Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Dispute. If such good faith negotiations do not resolve the Tax Dispute within thirty (30) days after the initial written notice of the Tax Dispute (or such longer period that the parties hereto agree to), then the matter shall be resolved pursuant to the procedures set forth in Article VII of the Separation and Distribution Agreement, provided, however, that upon the request of either Company, the mediator selected by the parties pursuant to Article VII shall be a recognized tax professional, such as a United States tax counsel or accountant of recognized national standing. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Dispute through the procedures set forth in Article VII of the Separation and Distribution Agreement could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, Agilent and Keysight are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Agilent and Keysight will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 14.

Section 15.                                   Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 16.                                   General Provisions.

Section 16.01                     Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 16.01: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 16.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to Agilent:

Agilent Technologies, Inc.

5301 Stevens Creek Blvd.

M/S 1A-PB

Santa Clara, CA  95051

Attention:                                         Chief Financial Officer

Facsimile:                                         (408) 345-8932

E-mail:                                                      didier_hirsch@agilent.com

If to Keysight:

Keysight Technologies, Inc.

1400 Fountaingrove Parkway

Santa Rosa, CA  95403

Attention:                                         Chief Financial Officer

Facsimile:                                         (707) 577-2382

E-mail:                                                        neil_p_dougherty@keysight.com

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other party.

Section 16.02                     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.  Except as expressly set forth in this Agreement, the covenants and other provisions contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Deconsolidation Date and shall remain in full force and effect thereafter.  Notwithstanding any other provision of this Agreement (other than this sentence), this Agreement and all of its covenants and provisions shall be null and void with no consequence or effect during the Separation Period or any time after the Deconsolidation Date if the Distribution does not occur and each party shall take such steps as are necessary and commercially reasonable to place the other party in the same position as if the Agreement had never taken effect.

Section 16.03                     Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 16.04                     Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 16.05                     Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 16.06                     Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their

Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with the filing of Tax Returns pursuant to Section 8 and Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.

Section 16.07                     Integration. This Agreement, together with each of the exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 16.08                     Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 16.09                     No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 16.10                     Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 16.11                     Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 16.12                     Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Commonwealth of Massachusetts, and (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient.

Section 16.13                     Amendment. Except as otherwise expressly provided herein with respect to the Schedules hereto, the parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 16.14                     Keysight Subsidiaries. If, at any time, Keysight acquires or creates one or more subsidiaries that are includable in the Keysight Group, they shall be subject to this Agreement and all references to the Keysight Group herein shall thereafter include a reference to such subsidiaries.

Section 16.15                     Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of Agilent or Keysight succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 16.16                     Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

[signatures on following page]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Shiela Barr Robertson
Name: Shiela Barr Robertson
Title: Senior Vice President, Corporate Development and Strategy

KEYSIGHT TECHNOLOGIES, INC.

By:	/s/ Ronald S. Nersesian
Name: Ronald S. Nersesian
Title: President and Chief Executive Officer